Filed pursuant to Rule 424(b)(7)

Registration No. 333-161905

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated September 14, 2009)

52,421,654 Shares

Unisys Corporation

Common Stock

This prospectus supplement no. 1, which supplements the prospectus filed by us on September 14, 2009, relates to the resale from time to time by selling stockholders of the shares of common stock that we issued on July 31, 2009 in private offers to exchange certain of our existing senior notes for a combination of new secured notes, shares of common stock and cash. The information in this prospectus supplement no. 1 does not give effect to the one-for-ten reverse stock split of our common stock that we announced on October 6, 2009 and anticipate becoming effective on or about October 26, 2009.

You should read this prospectus supplement in conjunction with the related prospectus, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with additional information described on page 2 of the related prospectus under the heading “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus is accurate only as of the date of the documents containing the information.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated October 14, 2009.

The information appearing under the heading “Selling Stockholders” beginning on page 8 of the related prospectus is amended and restated in its entirety by the information below.

SELLING STOCKHOLDERS

On July 31, 2009, we completed our private offers to exchange certain of our existing senior notes for a combination of new senior secured notes, shares of common stock and cash. In connection with these exchange offers, we entered into a registration rights agreement (the “Registration Rights Agreement”), for the benefit of holders of senior notes who received shares of our common stock in the exchange offers. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the common stock received by these holders of senior notes. This prospectus covers 52,421,654 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and/or in an accompanying prospectus supplement and the persons to whom the selling stockholders may transfer their shares and validly assign their rights under the Registration Rights Agreement. The information in this prospectus supplement, including the information in the table below, does not give effect to the one-for-ten reverse stock split of our common stock that we announced on October 6, 2009 and anticipate becoming effective on or about October 26, 2009.

Information below with respect to beneficial ownership has been furnished by each selling stockholder and we have not sought to verify such information. Except as stated in the footnotes below, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information with respect to certain of the selling stockholders and the shares of our common stock beneficially owned by such selling stockholders that may from time to time be offered or sold pursuant to this prospectus. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, after the date on which they provide the information set forth in the table below.

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (2)	Number of Shares of Common Stock That May be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby
642 – UBS Securities LLC (3)	13,904,975	3.29%	13,904,975	0	0
Harbinger Capital Partners Master Fund I, LTD.	8,196,450	1.94%	8,196,450	0	0
Brevan Howard Master Fund Limited (4)	2,918,542	*	2,918,542	0	0
RBS Securities Inc. (3)	2,571,685	*	2,571,685	0	0
Transamerica Life Insurance Company (5)	1,835,538	*	1,835,538	0	0
Whitebox Hedged High Yield Partners, LP (6)	1,375,109	*	1,375,109	0	0
Whitebox Combined Partners, LP (6)	1,321,264	*	1,321,264	0	0
Brevan Howard Credit Catalysts Master Fund Ltd (7).	1,250,803	*	1,250,803	0	0
Del Mar Master Fund, Ltd.	1,542,818	*	1,042,818	0	0
Credit Suisse Securities (USA) LLC (3)	926,321	*	926,321	0	0
Transamerica High Yield Bond Fund (5)	819,724	*	819,724	0	0

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (2)		Number of Shares of Common Stock That May be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby
Whitebox Hedged High Yield Partners, LP (6)	1,375,109		*	1,375,109	0	0
Whitebox Combined Partners, LP (6)	1,321,264		*	1,321,264	0	0
Brevan Howard Credit Catalysts Master Fund Ltd (7).	1,250,803		*	1,250,803	0	0
Del Mar Master Fund, Ltd.	1,542,818		*	1,042,818	0	0
Credit Suisse Securities (USA) LLC (3)	926,321		*	926,321	0	0
Transamerica High Yield Bond Fund (5)	819,724		*	819,724	0	0
Nicholas Applegate Convertible and Income Fund (8)	663,816		*	663,816	0	0
DRE Partners, LP (6)	655,295		*	655,295	0	0
Lord Abbett Bond Debenture Fund	642,921		*	642,921	0	0
Nicholas – Applegate Convertible and Income Fund II (8)	573,807		*	573,807	0	0
Goldman, Sachs & Co. (3) (9)	530,538		*	530,538	0	0
Goldman Sachs Investment Partners Master Fund, L.P. (10)	500,231		*	482,191	0	0
Monumental Life Insurance Company (5)	334,319		*	334,319	0	0
Peritus I CDO	321,460		*	321,460	0	0
Fore Multi Strategy Master Fund, Ltd. (11)	321,459		*	321,459	0	0
F Cubed Partners, LP (6)	276,937		*	276,937	0	0
Teak Hill Master Fund L.P. (12)	1,397,568		*	257,168	0	0
The Prudential Assurance Company Limited (13)	229,393		*	229,393	0	0
Pandora Select Partners, LP (6)	225,022		*	225,022	0	0
Stonehill Offshore Partners Limited (14)	221,004		*	221,004	0	0
Investeringsselskabet Luxor A/S (15)	192,876		*	192,876	0	0
Stonehill Institutional Partners, L.P. (16)	180,821		*	180,821	0	0
AEGON Global Institutional Markets plc (5)	160,730		*	160,730	0	0
Pioneer High Yield (17)	158,158		*	158,158	0	0
TCW High Income Portfolio (17)	151,086		*	151,086	0	0
Nicholas Applegate Equity & Convertible Income Fund (8)	147,871		*	147,871	0	0
Cantor Fitzgerald & Co. (3) (18)	128,584		*	128,584	0	0
City of Pontiac (19)	128,584		*	128,584	0	0
NACM CLO I (8)	128,584		*	128,584	0	0
Swiss Life Insurance & Pension Company (KV)	121,600		*	121,600	0	0
Transamerica Financial Life Ins Company (5)	112,511		*	112,511	0	0
RGA Operating (17)	96,438		*	96,438	0	0
Contra Costa Employee Retirement Association (8)	96,116		*	96,116	0	0
Central States Goldman Co. (17)	83,579		*	83,579	0	0
TCW High Yield Bond Fund (17)	80,365		*	80,365	0	0
Met Investors Series Trust – Bond Debenture Portfolio	77,150		*	77,150	0	0
Barclays Capital Inc. (3)	73,935		*	73,935	0	0
Commissioners of the Land Office of the State of Oklahoma Trustees of Oklahoma School Land Trust (8)	67,185		*	67,185	0	0
DuPont Pension Trust	64,292		*	64,292	0	0
Halbis Distressed Opportunities Master Fund Ltd.	64,292		*	64,292	0	0
JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust (20)	64,292		*	64,292	0	0
LeBow Gamma Limited Partnership (21)	64,292		*	64,292	0	0
Thrivent Financial for Lutherans (22)	64,292		*	64,292	0	0
AEGON Levensverzekering N.V.	62,922		*	62,922	0	0
Swiss Life Insurance & Pension Company (EV)	60,800		*	60,800	0	0
TCW High Yield Trust (17)	59,470		*	59,470	0	0
Northern Trust Company of Connecticut Advisors Fund (8)	58,184		*	58,184	0	0
UFCW Atlanta Pension Fund (8)	56,577		*	56,577	0	0
High Yield Fund Insured (5)	55,419		*	55,419	0	0
Northwestern Mutual Series Fund, Inc. – High Yield Bond Portfolio (23)	52,076		*	52,076	0	0
Textron Inc. (8)	52,076		*	52,076	0	0
Brock Milstein TTE UA DTD 9/8/03 Brock Milstein Trust	40,182		*	40,182	0	0
Nicholas-Applegate U.S. High Yield Bond Fund (8)	40,182		*	40,182	0	0
Teamsters Alliance (17)	32,788		*	32,788	0	0
OFI Global High Yield (24)	32,146		*	32,146	0	0
Texas Mutual Insurance HY (17)	32,146		*	32,146	0	0
AEGON Bank N.V.	29,238		*	29,238	0	0
Northwestern Mutual Series Fund, Inc. – Balanced Portfolio (23)	28,931		*	28,931	0	0

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (2)		Number of Shares of Common Stock That May be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby
The Northwestern Mutual Life Insurance Company – Group Annuity Separate Account (23)	27,645		*	27,645	0	0
Fire & Police Pension Assoc. (17)	27,324		*	27,324	0	0
Piccadilly Finance (17)	26,359		*	26,359	0	0
Mark L. Milstein Trust	24,109		*	24,109	0	0
CS Fix Inc. Global HY US Pool of CS FI SI	24,000		*	24,000	0	0
Cutler Family Trust U/A (19)	23,305		*	23,305	0	0
Milstein Properties Ltd. (25)	16,073		*	16,073	0	0
CS SICAV II (Lux) High Yield Bonds US	16,000		*	16,000	0	0
The Hawthorn Fund, LP (26)	15,430		*	15,430	0	0
High Yield Fund Institutional (5)	15,430		*	15,430	0	0
Allianz NACM Income and Growth Fund (8)	12,858		*	12,858	0	0
TCW CEI HY Fund (17)	9,643		*	9,643	0	0
CS High Income Fund	8,036		*	8,036	0	0
Manzoor A. Tariq Inc. Defined Benefit Pension Plan (27)	8,035		*	8,035	0	0
Smith, Moore & Co. Cust. FBO Jack C. Ashlock IRA/SEP (3) (28)	8,035		*	8,035	0	0
Albert D. Cutler IRA Rollover (19)	7,232		*	7,232	0	0
CS Global High Yield Fund	6,429		*	6,429	0	0
Kraft Foods Master Retirement Trust	6,400		*	6,400	0	0
CS Bond Fund (Lux) High Yield US	4,800		*	4,800	0	0
Northwestern Mutual Series Fund, Inc. – Asset Allocation Portfolio (23)	3,857		*	3,857	0	0
Wendy Glomb (19)	3,214		*	3,214	0	0
DWS Invest SICAV Global HY	3,200		*	3,200	0	0
Entsorgungsfonds Fur Kernkraftwerke	3,200		*	3,200	0	0
Albert D. Cutler IRA (19)	2,410		*	2,410	0	0
Bender Family Trust (19)	2,410		*	2,410	0	0
Douglas & Judith Ross Family Trust (19)	2,410		*	2,410	0	0
Foreman Trust (19)	2,410		*	2,410	0	0
Leslie Brumagin-Nelson TTEE FBO The Leslie Brumagin Trust (19)	2,410		*	2,410	0	0
Linda Brumagin TTEE FBO The Linda Brumagin Trust (19)	2,410		*	2,410	0	0
Ross Estates Corp. Defined Benefit Plan FBO Douglas Ross (19)	2,410		*	2,410	0	0
Ross Estates Corp. Defined Benefit Plan FBO Judith Ross (19)	2,410		*	2,410	0	0
Stephen M. Kurtzer Living Trust (19)	2,410		*	2,410	0	0
Barry J. & Rochelle Lazar Living Trust DTD 9/13/85 (19)	1,607		*	1,607	0	0
Daniel Rosenbaum IRA(19)	1,607		*	1,607	0	0
Douglas & Judith Ross TTEE FBO Denise Eckstrom Trust (19)	1,607		*	1,607	0	0
Hamilton Family Trust (19)	1,607		*	1,607	0	0
The HCF Trust UAD 7/15/98 Richard F. Lee (19)	1,607		*	1,607	0	0
Peter & Barbara L. Lackner Living Trust (19)	1,607		*	1,607	0	0
SGAM Fund Bonds US (17)	1,607		*	1,607	0	0
Stillegungsfonds Fur Kernanlagen	1,600		*	1,600	0	0
Andree Phillips TTEE of the Phillips Family Trust of 1986 (19)	803		*	803	0	0
Barbara Jay IND (19)	803		*	803	0	0
Colin C. Carneigie IRA Rollover (19)	803		*	803	0	0
Douglas & Judith Ross TTEE FBO Brian Ross Trust (19)	803		*	803	0	0
Douglas Ross IRA (19)	803		*	803	0	0
Elaine Mura Trust U/A/D 5/29/98 (19)	803		*	803	0	0
Foreman Trust FBO Maintenance & Repair (19)	803		*	803	0	0
Friends of Santa Barbara Public (19)	803		*	803	0	0
Harriet Wolf TTEE FBO The Harriet Wolf TR DTD 2/14/03 (19)	803		*	803	0	0

Name (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering (2)		Number of Shares of Common Stock That May be Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares of Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby
Jerold Wellen (19)	803		*	803	0	0
John O’Brien & Marsha MacDonald Rev. Trust (19)	803		*	803	0	0
Larry & Toni Wellen JTWROS (19)	803		*	803	0	0
Larry Redfern IRA Rollover (19)	803		*	803	0	0
Leslie Jay (19)	803		*	803	0	0
Sherry Shelley TTEE of the Shelley Family Trust DTD 3/27/89 (19)	803		*	803	0	0
Toni & Larry Wellen TTEES of the Mendelson Trust (19)	803		*	803	0	0
Prime Partners, LLLP (29)	642		*	642	0	0
Total (1)	47,106,412	11.14%		45,447,972	0	0

*	Less than 1%.
(1)	Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 422,794,637 shares of common stock outstanding as of September 30, 2009.
(3)	The selling stockholder is a registered broker-dealer.
(4)	Brevan Howard Investment Products Limited, as investment manager of Brevan Howard Master Fund Limited, exercises dispositive powers with respect to the shares of common stock.
(5)	Eric Goodman, Chief Investment Officer of AEGON USA Investment Management, LLC, exercises dispositive power with respect to the selling stockholder’s shares of our common stock. Representatives of the selling stockholder have advised us that it is an affiliate of the following registered broker-dealers: Diversified Investors Securities Corp., InterSecurities, Inc., Transamerica Capital Inc., Transamerica Financial Advisors, Inc., Transamerica Securities Sales Corporation, World Group Securities, Inc. and Clark Securities, Inc.
(6)	Andrew Redleaf exercises dispositive powers with respect to the shares of common stock.
(7)	D.W. Investment Management, as investment manager of Brevan Howard Credit Catalysts Master Fund Ltd, exercises dispositive power with respect to the shares of common stock.
(8)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with FINRA (formerly NASD), effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate. This selling stockholder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over the shares of common stock, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate.
(9)	Goldman, Sachs & Co. (“Goldman”) has completed three advisory assignments for Unisys, including acting as a dealer manager in connection with the exchange offers, for total compensation to Goldman of $10.25 million. From time to time, Goldman may provide investment banking, commercial banking and advisory and other services for Unisys for customary compensation, and may hold Unisys’ securities from time to time.
(10)	In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the “Release”), beneficial ownership of these shares reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This information does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. GS Investment Strategies, LLC (“GSIS”) and Goldman Sachs Investment Partners, GP, LLC (“GSIP GP”) are the investment manager and general partner of the selling stockholder, respectively, and are wholly owned subsidiaries of The Goldman Sachs Group, Inc., a reporting company. No individual within GSIS and GSIP GP has sole voting and investment power with respect to the shares of common stock. Representatives of the selling stockholder have advised us that certain subsidiaries of the Goldman Sachs Group, Inc. are registered broker-dealers. The selling stockholder has sold 482,191 shares of common stock in short sales.
(11)	Matthew Li, LLC, Matthew Li and Fore Research & Management, LP exercise dispositive powers with respect to the shares of common stock. The shares of common stock are currently hedged using put options, which remain in place.
(12)	Varkki Chacko exercises dispositive powers with respect to the shares of common stock.
(13)

PPM America, Inc. (“PPM”), a registered investment adviser, acts as investment manager to the selling stockholder. PPM has investment discretionary authority to vote and dispose of the shares of common stock held by the selling stockholder and may be deemed to be a beneficial owner of the shares of common stock. PPM also acts as investment manager to another selling stockholder: JNL/PPM America High Yield Bond Fund, a series of JNL Series Trust ((“JNL Fund”). PPM has investment discretionary authority to vote and dispose of the shares of common stock held by JNL Fund and may be deemed to be a beneficial owner of the shares of common stock held by JNL Fund. The selling stockholder disclaims beneficial ownership of the shares of common stock beneficially owned by JNL Fund.

(14)	Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), and Stonehill Advisers LLC, an Idaho limited liability company (“Advisers”), are the investment advisers of Stonehill Offshore Partners Limited (“Stonehill Offshore”). By virtue of such relationship, SCM and Advisers may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Offshore. SCM and Advisers disclaim beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks, and Mr. Peter Sisitsky (collectively, the “Members”) are the managing members of SCM and Advisers, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Offshore. The Members disclaim beneficial ownership of such shares of common stock. Stonehill Offshore has sold short 165,000 shares of our common stock. The shares of common stock covered by this registration statement will not be used to cover that short sale.
(15)	Svend Rolf Larsen and Peter Guldberg exercise dispositive powers with respect to the shares of common stock.
(16)	Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“Stonehill Institutional”). By virtue of such relationship, SCM may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Institutional. SCM disclaims beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks and Mr. Peter Sisitsky (collectively, the “Members”) are the managing members of SCM, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Institutional. The Members disclaim beneficial ownership of such shares of common stock. Stonehill Institutional has sold short 135,000 shares of our common stock. The shares of common stock covered by this registration statement will not be used to cover that short sale.
(17)	Mark Attanasio exercises dispositive powers with respect to the shares of common stock.
(18)	The selling stockholder has hedged its exposure through a short sale of 128,584 publicly traded shares of common stock as protection against price fluctuations in the shares. The selling stockholder is unable at this time to determine the duration of this hedge.
(19)	Peritus I Asset Management LLC exercises dispositive powers with respect to the shares of common stock.
(20)	PPM America, Inc. (“PPM”), a registered investment adviser, acts as subadviser to the selling stockholder. PPM has investment discretionary authority to vote and dispose of the shares of common stock held by the selling stockholder and may be deemed to be a beneficial owner of the shares of common stock. PPM also acts as investment manager to another selling stockholder: The Prudential Assurance Company Limited (“PAC”). PPM has investment discretionary authority to vote and dispose of the shares of common stock held by PAC and may be deemed to be a beneficial owner of the shares of common stock held by PAC. The selling stockholder disclaims beneficial ownership of the shares of common stock beneficially owned by PAC.
(21)	Bennett S. Lebow exercises dispositive powers with respect to the shares of common stock.
(22)	The selling stockholder is a fraternal benefit society owned by its policyholders and subject to regulation by state insurance commissioners. Its board has delegated investment authority to its Chief Investment Officer who has sub-delegated authority within its Investment Division. Representatives of the selling stockholder have advised us that it is an affiliate of Thrivent Investment Management Inc.
(23)	Mason Street Advisors, LLC, a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is an investment adviser to Northwestern Mutual Series Fund, Inc. and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to the above-referenced shares of common stock. Andrew T. Wassweiler is a portfolio manager for Mason Street Advisors, LLC and manages the portfolio which holds the shares of common stock and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to the shares of common stock. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Wassweiler is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any shares of common stock covered by this registration statement. The following FINRA (formerly NASD) members are affiliated with Northwestern Mutual Series Fund, Inc. by virtue of its relationship with Northwestern Mutual and its affiliates: Northwestern Mutual Investment Services, LLC, Russell Implementation Services, Inc. and Russell Financial Services, Inc. In the ordinary course of business, the broker-dealer affiliates which may be deemed to be affiliated with Northwestern Mutual Series Fund, Inc. (by virtue of their relationship with Northwestern Mutual) listed in the immediately preceding sentence may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of Unisys Corporation, for such broker dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual Series Fund, Inc., including investment adviser affiliates, may in the ordinary course of business, effect transactions in the securities of Unisys Corporation.
(24)	OFI Global High Yield is represented by ADI Alternative Investments. Patrick Hobin, Head of Operations, exercises dispositive powers with respect to the shares of common stock.
(25)	Robert I. Milstein exercises dispositive powers with respect to the shares of common stock.
(26)	Brian Leshner exercises dispositive powers with respect to the shares of common stock.

(27)	Manzoor A. Tariq exercises dispositive powers with respect to the shares of common stock.
(28)	Jack C. Ashlock exercises dispositive powers with respect to the shares of common stock.
(29)	Gregory Mazur exercises dispositive powers with respect to the shares of common stock.

The selling stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.